UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 5, 2011

MARKWEST ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-31239 (Commission File Number)	27-0005456 (I.R.S. Employer Identification Number)

1515 Arapahoe Street, Tower 1, Suite 1600, Denver CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-925-9200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2011, Randall J. Larson, a recently appointed member of the board of directors (the “Board”) of MarkWest Energy GP, L.L.C., the general partner of MarkWest Energy Partners, L.P. (the “Partnership”), was granted an award of common units and paid cash retainers consistent with the Board’s director compensation program outlined in the Partnership’s 2011 Proxy Statement filed with the Securities & Exchange Commission on April 22, 2011.

Under the director compensation program, each director receives:

(i)                                     for general service on the Board, an annual cash retainer of $50,000 and an annual award of common units of the Partnership with a value of $50,000; and

(ii)                                  for service on a standing committee of the Board, an annual retainer of $11,000 for serving on the Audit Committee, and an annual retainer of $7,000 for serving on each of the Compensation Committee, the Nominating and Corporate Governance Committee or the Finance Committee.

Pursuant to the director compensation program outlined above, Mr. Larson received 517 common units of the Partnership, representing one-half of the annual common unit award for directors for service for the second half of 2011.  In addition, as the annual cash retainers described above are paid in quarterly installments in advance, Mr. Larson also received one-fourth of the Board service annual cash  retainer and one-fourth of each of the Audit and Compensation Committee annual cash retainers, representing advance payment for service for the third quarter of 2011.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

	By:	MarkWest Energy, G.P., L.L.C.,
Its General Partner

Date: August 10, 2011	By:	/s/ NANCY K. BUESE
Nancy K. Buese Senior Vice President and Chief Financial Officer